EXHIBIT 10.1

KEARNY BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective July 1, 2021

KEARNY BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the “Plan”) is entered into by and between Kearny Bank, a New Jersey state chartered stock savings bank (the “Bank”), and Craig L. Montanaro, President and Chief Executive Officer (the “Executive”) of the Bank, effective as of July 1, 2021.   References herein to the “Company” are to Kearny Financial Corp., the holding company of the Bank.

The purpose of the Plan is to provide additional retirement benefits to the Executive, who has contributed significantly to the success and growth of the Bank and whose services are vital to the Bank’s continued growth and success.

W I T N E S S E T H :

WHEREAS, the Executive is the President and Chief Executive Officer of the Bank; and

WHEREAS, the Bank recognizes the valuable services performed for it by the Executive and wishes to encourage his continued employment and to provide him with an additional incentive to achieve corporate objectives; and

WHEREAS, the Bank intends this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for the Executive, and to be considered a non-qualified benefit plan and a “top hat” pension plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereby agree to the following:

ARTICLE I
DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1
“Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles to account for the Bank’s obligation to the Executive under this Plan.  The Accrual Balance is solely a device for measuring amounts anticipated to be paid under this Plan and is not a trust fund of any kind.

1.2
“Beneficiary” means the person(s) designated by the Executive as the beneficiary to whom the Executive’s benefits are payable in the event of the Executive’s death. The beneficiary designation shall be made on a form provided by the Bank and filed with the Bank (the Bank may elect to accept other written forms of a beneficiary designation, if applicable).  If no Beneficiary is so designated, then the beneficiary will be the Executive’s estate.

1.3	“Board” means the Board of Directors of the Bank.

1.4
“Cause” means termination because of, in the good faith determination of the Board, the Executive’s: (i) material act of dishonesty or fraud in performing his duties on behalf of the Bank; (ii) willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or the Company or injury to the business reputation of the Bank or the Company; (iii) incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry); (iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform stated duties under this Plan after written notice thereof from the Board; or (vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank or the Company, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of a Bank employee, as from time to time amended and incorporated herein by reference. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board, at a meeting of the Board called and held for the purpose of finding that, in good faith opinion of the Board (after reasonable notice to Executive and an opportunity for the Executive to be heard before the Board with counsel), that the Executive was guilty of the conduct described in any of the paragraphs (i) through (vi) above.

1.5	“Change in Control” means any of the occurrence of any of the following events:
(a)
Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(b)
Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(c)
Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(d)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.
1.6
“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity, by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) is determined to be disabled by the Social Security Administration. In determining whether a Disability exists, the Board’s decision shall be based on medical and other information provided to the Board regarding the Executive’s medical condition and work performance.

1.7	“Early Termination” means a Termination of Employment before the Executive’s Normal Retirement Age.

1.8
“Good Reason” means the occurrence, without the Executive’s express written consent of any of the following events: (a) a material reduction in the Executive’s Base Salary (other than a decrease which is applicable to all senior officers of the Bank and in a percentage not in excess of the percentage decrease for other senior officers) or benefits provided in this Executive’s employment agreement (other than a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with applicable law)); (b) a material reduction in the Executive’s authority, duties or responsibilities from the position and attributes associated with the executive position held by the Executive as of the date of this Plan; or (c) a material breach of this Plan or the Executive’s employment agreement by the Bank; provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within sixty (60) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

1.9	“Normal Retirement Age” means age sixty-five (65).

1.10
“Termination of Employment” means a “Separation from Service” as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the final regulations issued thereunder, provided that whether a Separation from Service has occurred shall be determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

ARTICLE II
BENEFITS

2.1
Normal Retirement Benefit.  Upon the Executive’s Termination of Employment on or after the date the Executive attains Normal Retirement Age for a reason other than death, the Bank shall pay the Executive the benefit described in this Section 2.1.

(a)
Amount of Benefit.  The benefit under this Section 2.1(a) equals the present value (determined using the same discount rate that is used to determine the Accrual Balance) of an annual benefit equal to fifty percent (50%) of the highest rate of annual base salary paid to the Executive by the Bank (including any amounts deferred by the Executive under any elective deferral arrangement sponsored by the Bank) prior to his Termination of Employment that would have been payable monthly over a period of 180 months commencing on the first day of the month following the Executive’s Termination of Employment.

(b)
Payment of Benefit.  The Bank shall pay the Executive the benefit determined under Section 2.1(a) in a single lump sum cash payment within ten (10) days following the Executive’s Termination of Employment.

2.2	Early Termination. Upon the Executive’s Early Termination, the Bank shall pay the Executive the benefit described in this Section 2.2.

(a)	Amount of Benefit. The benefit under this Section 2.2 equals the Accrual Balance.

(b)
Payment of Benefit.  The Bank shall pay the Executive the benefit determined under Section 2.2(a) in a single lump sum cash payment within ten (10) days following the Executive’s Termination of Employment.

2.3
Change in Control Benefit.  Upon the Executive’s Termination of Employment prior to his Normal Retirement Age, either by the Bank for a reason other than Cause or by the Executive for Good Reason, in either case at any time following a Change in Control, the Bank shall pay the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Plan.

(a)
Amount of Benefit.  The benefit under this Section 2.3 equals the greater of: (i) $5,511,955 or (ii) the projected Accrual Balance, determined as if the Executive had remained employed by the Bank until his Normal Retirement Age and assuming that the Executive’s annual base salary increased by 4.0% each calendar year from the date of his Termination of Employment through his Normal Retirement Age.

(b)	Payment of Benefit. The Bank shall pay the Executive the benefit determined under Section 2.3(a) in a single lump sum cash payment within ten (10) days following Termination of Employment.

ARTICLE III
DEATH AND DISABILITY BENEFITS

3.1
Death During Active Service.  If the Executive dies prior to a Termination of Employment, no benefit shall be payable under this Plan; provided the Executive Life Insurance Agreement, dated as of August 15, 2005, as amended, entered into between the Executive and Kearny Bank is still in effect (the “Split Dollar Agreement”).  In the event the Executive dies prior to a Termination of Employment and the Split Dollar Agreement is not in effect, the Bank shall pay the Executive’s Beneficiary a lump sum cash payment equal to the Accrual Balance no later than ten (10) days following the date of death.

3.2
Death after Termination of Employment.  If the Executive dies after a Termination of Employment and before receiving a lump sum payment under this Plan, the Bank shall pay the Executive’s Beneficiary a lump sum cash payment equal to the payment that was owed to the Executive on account of the Executive’s Termination of Employment in a lump sum cash payment no later than ten (10) days following the date of death.

3.3
Termination of Employment due to Disability.  If the Executive has a Termination of Employment due to Disability, the Bank shall pay the Executive the benefit described in this Section 3.3 in lieu of any other benefit under this Plan.

(a)	Amount of Benefit. The benefit under this Section 3.3 equals the Accrual Balance.

(b)
Payment of Benefit.  The Bank shall pay the Executive the benefit determined under Section 3.3(a) in a single lump sum cash payment within ten (10) days following Termination of Employment due to Disability.

ARTICLE IV
BENEFICIARY DESIGNATION

4.1
Beneficiary Designations.  The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon his death.  The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2
Beneficiary Designation: Change.  The Executive shall designate a Beneficiary by completing and signing a beneficiary designation form acceptable to the Bank and delivering it to the Bank or its designated agent.  The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the beneficiary designation form and the Bank’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Bank of a new beneficiary designation form, all Beneficiary designations previously filed shall be cancelled.  The Bank shall be entitled to rely on the last beneficiary form filed by the Executive and accepted by the Bank before the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Bank or its designated agent.

4.4
No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the benefits shall be paid to the Executive’s estate.

4.5
Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person.  The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit.  Such a distribution shall completely discharge the Bank form all liability for the benefits otherwise due to the Executive or a Beneficiary under this Plan.

ARTICLE V
GENERAL LIMITATIONS

5.1
Termination for Cause.  Notwithstanding any provision of this Plan to the contrary, the Bank shall not pay any benefit under this Plan and this Plan shall terminate if the Termination of Employment is a result of Termination of Employment for Cause.

5.2
12 U.S.C. § 1828(k).  Notwithstanding anything herein contained to the contrary, any payments made to the Executive by the Bank, whether pursuant to this Plan or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. § 1828(k), and any regulations promulgated thereunder, including FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

5.3
Restriction on Commencement of Distributions.  Notwithstanding any provision of this Plan to the contrary, if the Executive is considered a “Specified Employee”  (within the meaning of Treasury Regulation 1.409A-1(i)), the provisions of this Section 5.3 shall govern the timing of all distributions under this Plan made on account of a “Separation from Service” (within the meaning of Code Section 409A).  In the event the Executive is a Specified Employee, and to the extent necessary to avoid penalties under Code Section 409A, payments to the Executive shall not commerce until the lapse of six months after the date of the Separation from Service.  Any distribution that would otherwise be paid to the Executive during that period will be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the date of the Separation from Service.  All subsequent distributions shall be paid in the manner specified.

ARTICLE VI
EXECUTIVE’S RIGHT TO ASSETS:
ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall the Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. Neither the Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

ARTICLE VII
ERISA PROVISIONS

7.1
Administrator.  The Bank shall be the administrator of this Plan. As administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Bank may delegate to others certain aspects of the management and operational responsibilities of the Plan.

7.2
Claims Procedure and Arbitration.  In the event that benefits under this Plan are not paid to  the Executive (or to his Beneficiary in the case of the Executive’s death) and such claimant(s) feel they are entitled to receive benefits, then a written claim must be made to the administrator within sixty (60) days from the date payments are refused. The administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within thirty (30) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Plan, and any additional material or information necessary for such claimants to perfect the claim. Such writing by the administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If the claimant(s) desire a second review, they shall notify the administrator in writing within thirty (30) days of the first claim denial. The claimant(s) may review this Plan or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based.

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this Section 7.2.
ARTICLE VIII
MISCELLANEOUS

8.1
No Effect on Employment Rights.  Nothing contained herein will confer upon the Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Executive without regard to the existence of the Plan.

8.2
State Law.  The Plan is established under, and will be construed according to, the laws of the State of New Jersey, to the extent such laws are not preempted by ERISA and valid regulations published thereunder.

8.3
Severability and Interpretation of Provisions.  In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject the Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.  In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

8.4
Effect on Other Corporate Benefit Plans.  Nothing contained in this Plan shall affect the right of the Executive to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

8.5
Inurement.  This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Executive, his successors, heirs, executors, administrators, and Beneficiaries.

8.6
Successors to /or the Bank.  The Bank, as applicable, will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform the duties and obligations under this Plan in the same manner and to the same extent as the Bank would be required to perform it if no such succession had taken place.

8.7
Legal Fees.  In the event that the Executive retains legal counsel to enforce any of the terms of the Plan, the Bank will pay his legal fees and related expenses reasonably incurred by him, but only if the Executive prevails in an action seeking legal and/or equitable relief against the Bank, with such reimbursement to be made within 60 days of a favorable legal action.

8.8
Withholding.  To the extent required by the law in effect at the time payment under the Plan is made, the Bank shall withhold from such payment any taxes or other amounts required by law to be withheld.

ARTICLE IX
AMENDMENT/TERMINATION

9.1
Amendment of Plan.  Subject to Section 9.2 of this Plan, (a) this Plan may be amended solely by a written instrument signed by the Bank and by the Executive, and (b) except for termination occurring under Section 9.2, this Plan may be terminated solely by a written instrument signed by the Bank and by the Executive.  Except as provided in Section 9.2, the termination of this Plan shall not cause a distribution of benefits under this Plan.  Notwithstanding anything to the contrary herein, the Plan may be amended to the extent necessary to comply with existing tax laws or changes to existing tax laws.

9.2	Termination of Plan. Notwithstanding anything to the contrary in Section 9.1 of this Plan, the Bank may irrevocably terminate this Plan without the Executive’s consent in the following circumstances:

(a)
Within thirty (30) days before a Change in Control, provided that all distributions are made no later than twelve (12) months following such irrevocable termination of this Plan and further provided that all of the arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulation §1.409A-1(c)(2) are terminated so the Executive and all employees under the other aggregated arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Bank irrevocably takes all necessary action to terminate such arrangements;

(b)
Within twelve (12) months of a dissolution of the Bank taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under this Plan are included in the Executive's gross income in the latest of (i) the calendar year in which this Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practicable; or

(c)
Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Plan pursuant to Treasury Regulation §1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) no payments are made within twelve (12) months of the termination of the arrangements other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (iii) all termination distributions are made no later than twenty-four (24) months following such termination, and (iv) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan;

provided that, in all cases, the Bank distributes the benefit under this Plan, determined as of the date of the termination of this Plan, to the Executive in a lump sum subject to the above terms.

ARTICLE X
EXECUTION

10.1
This Plan sets forth the entire understanding of the Bank and the Executive with respect to the transactions contemplated hereby, and any previous Plans or understandings between them regarding the subject matter hereof are merged into and superseded by this Plan.

10.2	This Plan shall be executed in duplicate, each copy of which, when so executive and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed as of June 16, 2021 and the Plan will be effective as of July 1, 2021.

ATTEST:	KEARNY BANK

/s/ Gail Corrigan	By: /s/ Theodore Aanensen
Secretary	Name: Theodore Aanensen Title: Director

ATTEST:	EXECUTIVE

/s/ Gail Corrigan	/s/ Craig Montanaro
Secretary	Craig Montanaro
President and Chief Executive Officer